Report and Consent of Independent Registered Public Accounting Firm

The Board of Directors
Wells-Gardner Electronics Corporation

The audit referred to in our report dated March 13, 2013, included the related financial statement schedule for the year ended December 31, 2012, included in Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (Nos. 2-72090, 2-09137, 33-63920, 3361535, 33,02981 and 333-72629) on Form S-8 of Wells-Gardner Electronics Corporation of our report dated March 13, 2013, with respect to the consolidated balance sheet of Wells-Gardner Electronics Corporation as of December 31, 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2012, and our report in the preceding paragraph regarding the related consolidated financial statement schedule, which reports appear in or are incorporated by reference in this annual report on Form 10-K of Wells-Gardner Electronics Corporation.

/s/ Plante & Moran, PLLC
Chicago, Illinois
March 13, 2013